CONSOLIDATED STATEMENTS OF CASH FLOWS
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
                                                  Year Ended December 31,
Cash flows from operating activities:               1996        1995        1994
 Net income                                   $2,039,000  $3,358,000  $2,617,000
 Add (deduct) items not affecting cash
    Depreciation and amortization                 67,000     252,000     685,000
    Deferred income taxes                        896,000   1,404,000   1,265,000
    Gain on sale of assets                          ---   (1,293,000)    (76,000)
    Equity in earnings of First Indiana Corp. (3,002,000) (3,938,000) (2,616,000)
    Dividends received,  First Indiana Cor.    1,015,000     846,000     782,000
    Other, net                                    15,000     (28,000)    (70,000)
    Changes in operating assets and liabilities:
      Trade accounts, notes, and receivables   1,029,000   5,065,000  (3,955,000)
      Contracts in progress, and inventories        ---    2,159,000    (953,000)
      Prepaid expenses                           (10,000)    106,000     (18,000)
      Accounts payable and accrued expenses     (473,000) (2,427,000)  2,184,000
      Accrued and refundable income taxes       (175,000)   (246,000)       ---
                                               ---------   ---------   ---------
Net cash provided(used) operating activities   1,401,000   5,258,000    (155,000)

Cash flows from investing activities:
 Proceeds from sale of assets                       ---    5,222,000   1,437,000
 Increase in investment First Indiana Corp.                     ---     (595,000)
 Purchase of property, plant and equipment       (89,000)    (44,000) (1,250,000)
 Payment for purchase of One Investment Corp. (1,415,000)       ---         ---
 Decrease (increase) in notes receivable          31,000    (190,000)   (352,000)
 Decrease(increase)in short-term investments   2,470,000  (7,076,000)       ---
                                               ---------   ---------   ---------
Net cash used by investing activities            997,000  (2,088,000)   (760,000)

Cash flows from financing activities:
 Principal payments on long-term borrowings   (2,500,000) (3,000,000)       ---
 Proceeds from minority investment in sub.                      ---      525,000
 Proceeds from reissue of treasury shares        109,000     267,000     227,000
 Purchase of treasury shares                    (237,000)   (417,000)   (126,000)
 Cash dividends paid                            (409,000)   (327,000)   (164,000)
                                               ---------   ---------   ---------
Net cash provided(used) by financing activity (3,037,000) (3,477,000)    462,000

Decrease in cash and cash equivalents           (639,000)   (307,000)   (453,000)

Cash and equivalents at beginning of period    1,699,000   2,006,000   2,459,000
                                               ---------   ---------   ---------
Cash and cash equivalents at end of period    $1,060,000  $1,699,000  $2,006,000
                                               =========   =========   =========
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See accompanying Notes to Consolidated Financial Statements
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